Exhibit 99.1

Contact:	Liz Werner (Investment Community)
(O): (212) 770-7074

Jim Ankner (News Media)
(O): (212) 770-3277
(C): (917) 882-7677

AIG REPORTS SECOND QUARTER 2012 NET INCOME OF $2.3 BILLION

•	Second Quarter 2012 After-Tax Operating Income of $1.9 Billion, $1.06 Per Diluted Share

•	Growth in Insurance Operations Operating Income of 26 Percent to $1.9 Billion

•	Maiden Lane III Auctions Nearly Completed; AIG has already received $6.1 billion through July and expects to receive $1.9 billion in mid-August

•	AIG Purchased $7.1 Billion of Maiden Lane III Assets Year-To-Date

NEW YORK, August 2, 2012 – American International Group, Inc. (NYSE: AIG) today reported net income attributable to AIG of $2.3 billion and after-tax operating income of $1.9 billion for the quarter ended June 30, 2012, compared to net income of $1.8 billion and after-tax operating income of $1.2 billion for the second quarter of 2011. Diluted earnings per share and after-tax operating income per share were $1.33 and $1.06, respectively, for the second quarter of 2012, compared with diluted earnings per share and after-tax operating income per share of $1.00 and $0.68, respectively, for the second quarter of 2011.

“AIG’s insurance operations and aircraft leasing business posted solid profits this quarter,” said Robert H. Benmosche, AIG President and Chief Executive Officer. “The performance of our businesses and our stock price enabled the U.S. government to continue to profitably reduce its outstanding assistance to AIG, which includes the U.S. Department of the Treasury’s $5.7 billion AIG equity offering in May 2012. The Federal Reserve Bank of New York’s Maiden Lane III loan was also paid in full during the quarter.

“We are proud of what we have accomplished and believe we are close to achieving our goal of returning to America all that it provided to AIG during the crisis, plus a profit. Every day, the people of AIG continue to make significant progress in restoring our reputation in the communities we serve; respect for the AIG name has endured among our partners and customers. This fall, our property casualty insurance operations will return to the AIG name with Chartis renamed AIG. In addition, the SunAmerica Financial Group segment will be renamed AIG Life and Retirement.

“At Chartis, second quarter results demonstrated the continued progress in strategic initiatives to improve the mix of business, loss ratio, and risk selection, all of which ultimately increases the intrinsic value of our global franchise. SunAmerica Financial Group continues to benefit from disciplined pricing of innovative products that are attractive to both consumers and our distribution partners. United Guaranty made a profit and is progressively becoming a choice mortgage insurer for lenders to highly qualified borrowers because of our risk-based pricing strategy. ILFC remains highly competitive.”

Mr. Benmosche concluded, “A rejuvenated and refocused AIG enables us to more fully integrate our global insurance operations, while continuing to build on our successes and respond to market and customer needs.”

180 Maiden Lane — New York, NY 10038

Capital Management and Other Significant Developments

•	Book value per common share increased 5 percent during the second quarter of 2012 to $60.58.

•

In May 2012, the U.S. Department of the Treasury (the U.S. Treasury) completed a registered public offering of approximately 189 million shares of AIG common stock, par value $2.50 per share (AIG Common Stock). The U.S. Treasury’s proceeds from the sale were approximately $5.7 billion. AIG purchased approximately 66 million shares of AIG Common Stock in the offering at the public offering price of $30.50 per share for an aggregate purchase amount of approximately $2.0 billion.

•

In June 2012, as a result of completed auctions by the Federal Reserve Bank of New York (the FRBNY) of certain assets of Maiden Lane III LLC (ML III), the outstanding loan by the FRBNY to ML III was fully repaid. In July 2012, AIG’s $5.0 billion equity interest in ML III was fully repaid along with contractual and additional distributions of $1.1 billion. AIG will continue to receive 33 percent of proceeds generated by future sales of ML III assets.

•

As of June 30, 2012, the FRBNY has realized $12.7 billion of profits, interest, and fees. The U.S. Treasury, while selling approximately $17.5 billion of AIG shares above the $28.73 breakeven price, has applied all receipts to date to the total TARP principal. For the first six months of 2012, excluding profits, the U.S. government has been repaid approximately $35.6 billion.

•	During the second quarter of 2012, AIG issued $1.5 billion of senior unsecured notes and ILFC raised $753 million in secured debt to refinance existing secured debt and to purchase aircraft.

•	Dividends and note repayments from operating companies totaled $1.3 billion in the second quarter of 2012 and $3.9 billion year-to-date.

COMPONENTS OF AFTER-TAX OPERATING INCOME

	Second Quarter
($ in millions)	2012	2011
Insurance Operations
Chartis	$936	$783
SunAmerica Financial Group	933	723
Mortgage Guaranty (reported in Other)	43	12

Total Insurance Operations	1,912	1,518

Aircraft Leasing	88	86
Direct Investment book	434	61
Global Capital Markets	(25)	(160)
Change in fair value of AIA	(493)	1,521
Change in fair value of ML III	1,306	(667)
Interest expense	(474)	(513)
Corporate expenses and eliminations	(218)	(125)

Pre-tax operating income	2,530	1,721

Income tax (expense) / benefit *	(666)	(266)
Noncontrolling interest – Treasury/Fed	—	(141)
Other noncontrolling interest	(6)	(74)

After-tax operating income attributable to AIG	$1,858	$1,240

*	2012 excludes a deferred income tax valuation allowance release of $1,277, partially offset by a $331 million charge for uncertain tax positions under FIN 48.

CHARTIS

Chartis reported operating income of $936 million in the second quarter of 2012, compared to operating income of $783 million in the second quarter of 2011. During the second quarter, Chartis continued to demonstrate progress toward improving its business portfolio and maintaining its capital strength. Chartis benefited from growth in higher value lines of business and geographies and improving pricing trends. Second quarter 2012 results included catastrophe losses of $328 million and net prior year adverse development of $117 million, which was partially offset by a favorable change in net reserve discount of $94 million. As part of AIG’s ongoing focus on capital management, Chartis paid $519 million in cash dividends to AIG Parent during the second quarter of 2012.

The second quarter 2012 combined ratio was 102.4, compared to 104.0 in the second quarter of 2011. The second quarter 2012 accident year combined ratio, excluding catastrophes, was 98.3, compared to 97.7 in the second quarter of 2011. Improvement in the loss ratio due to lower catastrophe losses, a shift to higher value business, pricing improvements, and risk selection was partially offset by higher expenses. The second quarter 2012 expense ratio was 33.5, a 3.5 point increase over the second quarter of 2011. Higher acquisition costs related to changes in business mix toward more profitable lines and increased direct marketing efforts contributed approximately 1.4 points to the expense ratio increase. The remaining increase was primarily attributable to strategic investments in systems and talent, which AIG expects will yield greater efficiencies in the future.

Second quarter 2012 net premiums written of $9.1 billion decreased 0.8 percent compared to the second quarter of 2011, or 0.1 percent, excluding the effect of foreign currency exchange rates. Commercial Insurance premiums in original currencies decreased 2.1 percent compared to the second quarter of 2011. The continued restructuring of loss sensitive businesses to improve capital efficiency contributed 1.3 percentage points to the decline. The remainder of the decrease was primarily driven by initiatives to improve risk selection, particularly in the casualty line of business in the United States. Chartis continued to expand its Commercial Insurance business in growth economy nations, consistent with its strategic objectives. Consumer Insurance premiums in original currencies increased 3.4 percent, driven by growth in both of its major lines of business, as well as increased penetration in the growth economy nations and other international markets. Consumer Insurance also continued to emphasize direct marketing as part of its multiple distribution channel strategy.

Commercial Insurance reported second quarter 2012 operating income of $594 million and a combined ratio of 102.3, compared to operating income of $629 million and a combined ratio of 103.4 in the second quarter of 2011. The accident year combined ratio, excluding catastrophes, was 96.7, compared to 95.4 in the second quarter of 2011. Improvement in the loss ratio from lower catastrophe losses, the shift to higher value business, price improvements, and risk selection was partially offset by higher expenses. The second quarter 2012 expense ratio was 28.5, a 5.2 point increase over the second quarter of 2011. Higher acquisition costs due primarily to changes in Commercial Insurance’s business mix contributed approximately 3.1 points to the expense ratio increase. The remaining increase was largely related to strategic investments in talent.

Consumer Insurance reported second quarter 2012 operating income of $192 million and a combined ratio of 97.7, compared to operating income of $59 million and a combined ratio of 100.9 in the second quarter of 2011. The accident year combined ratio, excluding catastrophes, was 97.6, compared to 98.0 in the second quarter of 2011. Improvement in the loss ratio was driven by lower catastrophe losses, the shift to higher value business, price improvements, and risk selection. The second quarter 2012 expense ratio was 38.5, a 0.4 point decrease from the second quarter of 2011.

SUNAMERICA FINANCIAL GROUP

SunAmerica Financial Group reported operating income of $933 million in the second quarter of 2012, compared to operating income of $723 million in the second quarter of 2011. Second quarter 2012 results were positively affected by base spread improvement due to cash redeployment in 2011 and disciplined management of interest crediting rates, partially offset by lower income on alternative investments and lower call and tender income. Additionally, second quarter 2011 results included a fair value loss on Maiden Lane II and an increase in estimated reserves of $100 million for death claims.

Net investment income in the second quarter of 2012 was $2.5 billion, essentially flat from the second quarter of 2011. The second quarter 2012 base investment yield was 5.50 percent, compared to 5.41 percent in the second quarter of 2011, reflecting the redeployment of excess cash during 2011. This yield improvement, combined with SunAmerica’s disciplined management of interest crediting rates, resulted in improved base net investment spreads for group retirement products and individual fixed annuities.

Premiums, deposits, and other considerations totaled $5.4 billion in the second quarter of 2012, compared to $6.3 billion in the second quarter of 2011, as individual fixed annuity deposits declined substantially due to the current low interest rate environment. Individual variable annuities and retail mutual funds showed significant growth over the second quarter of 2011 as sales of these products are less sensitive to low interest rates. Group retirement products increased modestly compared to the second quarter of 2011, primarily due to an increase in individual rollover deposits. Individual variable annuity deposits totaled $1.3 billion in the second quarter of 2012, a 51 percent increase over the second quarter of 2011, due to innovative product enhancements and the expansion of the SunAmerica sales organization at a time when several major variable annuity competitors have scaled back their variable annuity business. Retail life insurance sales grew 3 percent during the second quarter of 2012 over the second quarter of 2011 as a result of a continued focus on expanding distribution. Overall, net flows were positive despite a low interest rate environment.

During the second quarter of 2012, SunAmerica provided $807 million of liquidity to AIG Parent through the payment of dividends from insurance subsidiaries, representing an acceleration of previously planned 2012 payments.

Assets under management were $267.8 billion at the end of the second quarter of 2012, compared to $254.9 billion at the end of the second quarter of 2011.

AIRCRAFT LEASING

ILFC reported second quarter 2012 operating income of $88 million, compared to operating income of $86 million in the second quarter of 2011. During the second quarter of 2012, ILFC recorded rental revenues of $1.1 billion, essentially flat from the second quarter of 2011, resulting from the re-lease of older aircraft at lower rates, the impact of aircraft repossessed since December 31, 2011, a limited delivery schedule of new aircraft over the past year, and offset by revenue from AeroTurbine that was acquired by ILFC in the fourth quarter of 2011.

ILFC recognized impairment charges of $75 million in the second quarter of 2012, principally related to aircraft returned early from lessees, one residual value guarantee, and potential sale or part out of aircraft in the fleet.

ILFC raised approximately $753 million in secured debt during the second quarter of 2012 to refinance existing secured debt and to purchase aircraft.

MORTGAGE GUARANTY

United Guaranty Corporation (UGC), AIG’s residential mortgage guaranty operations, reported operating income of $43 million for the second quarter of 2012, compared to operating income of $12 million in the second quarter of 2011, reflecting favorable prior year development and a 17 percent decline in new delinquencies.

Net premiums written were $212 million for the second quarter of 2012, compared to $191 million in the second quarter of 2011. Domestic first-lien new insurance written totaled $8.5 billion for the 2012 second quarter compared to $3.1 billion for the same period in 2011, driven primarily by greater market acceptance of UGC’s risk evaluation and Performance Premium pricing, higher sales focus in certain channels, and the benefit of fewer competitors in the second half of 2011. Quality remained high, with an average FICO score of 759 and an average loan to value of 91 percent on new business.

First-lien delinquencies fell from 99,000 loans at June 30, 2011 to 71,000 at June 30, 2012, primarily as a result of UGC’s initiative to contact lenders to file claims on long-delinquent loans, which began in the fourth quarter of 2011. Over the same period, performing loans in UGC’s portfolio increased 5 percent to 645,000 loans, reflecting the increasing volume of newly written business.

OTHER OPERATIONS

AIG’s Other Operations reported second quarter of 2012 operating income of $664 million, compared to an operating income of $114 million in the second quarter of 2011. Operating income excludes a pretax increase in legal accruals of approximately $719 million, net of tax, associated with various legal contingencies.

The fair value of AIG’s AIA ordinary shares decreased $493 million during the second quarter of 2012. The fair value of AIG’s interest in ML III increased $1.3 billion during the second quarter of 2012 based in part on sales of ML III assets by the FRBNY.

Conference Call

AIG will host a conference call tomorrow, August 3, 2012, at 8:00 a.m. ET to review these results. The call is open to the public and can be accessed via a live listen-only webcast at http://www.aig.com. A replay will be available after the call at the same location.

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Additional supplementary financial data is available in the Investor Information section at www.aig.com.

It should be noted that the conference call (including the conference call presentation material), the earnings release and the financial supplement may include projections, goals, assumptions, and statements that may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These projections, goals, assumptions, and statements are not historical facts but instead represent only AIG’s belief regarding future events, many of which, by their nature, are inherently uncertain and outside AIG’s control. These projections, goals, assumptions, and statements include statements preceded by, followed by or including words such as “believe,” “anticipate,” “expect,” “intend,” “plan,” “view,” “target,” or “estimate.” These projections, goals, assumptions, and statements may address, among other things: the timing of the disposition of the ownership position of the U.S. Treasury in AIG; the monetization of AIG’s interests in ILFC; AIG’s exposures to subprime mortgages, monoline insurers, the residential and commercial real estate markets, state and municipal bond issuers, and sovereign bond issuers; AIG’s exposure to European governments and European financial institutions; AIG’s strategy for risk management; AIG’s ability to retain and motivate its employees; AIG’s generation of deployable capital; AIG’s return on equity and earnings per share long-term aspirational goals; AIG’s strategies to grow net investment income, efficiently manage capital and reduce expenses; AIG’s strategies for customer retention, growth, product development, market position, financial results and reserves; and the revenues and combined ratios of AIG’s subsidiaries. It is possible that AIG’s actual results and financial condition will differ, possibly materially, from the results and financial condition indicated in these projections, goals, assumptions, and statements. Factors that could cause AIG’s actual results to differ, possibly materially, from those in the specific projections, goals, assumptions, and statements include: actions by credit rating agencies; changes in market conditions; the occurrence of catastrophic events; significant legal proceedings; the timing of, and the applicable requirements of, any new regulatory framework to which AIG becomes subject; concentrations in AIG’s investment portfolios, including its municipal bond portfolio; judgments concerning casualty insurance underwriting and reserves; judgments concerning the recognition of deferred tax assets; judgments concerning deferred policy acquisition costs (DAC) recoverability; judgments concerning the recoverability of aircraft values in ILFC’s fleet; and such other factors as are discussed throughout Part I, Item 2. Management's Discussion and Analysis of Financial Condition and Results of Operations and Part II, Item 1A. Risk Factors in AIG's Quarterly Report on Form 10-Q for the quarter ended June 30, 2012, and in Part I, Item 1A. Risk Factors and discussed throughout Part II, Item 7. Management’s Discussion and Analysis of Financial Condition and Results of Operations in AIG’s Annual Report on Form 10-K for the year ended December 31, 2011, as amended by Amendment No. 1 and Amendment No. 2 on Form 10-K/A filed on February 27, 2012 and March 30, 2012, respectively, and discussed throughout Exhibit 99.2, Management’s Discussion and Analysis of Financial Condition and Results of Operations of AIG’s Current Report on Form 8-K filed on May 4, 2012. AIG is not under any obligation (and expressly disclaims any obligation) to update or alter any projections, goals, assumptions, or other statements, whether written or oral, that may be made from time to time, whether as a result of new information, future events or otherwise.

American International Group, Inc. (AIG) is a leading international insurance organization serving customers in more than 130 countries. AIG companies serve commercial, institutional, and individual customers through one of the most extensive worldwide property-casualty networks of any insurer. In addition, AIG companies are leading providers of life insurance and retirement services in the United States. AIG Common Stock is listed on the New York Stock Exchange and the Tokyo Stock Exchange.

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Comment on Regulation G

Throughout this press release, including the financial highlights, AIG presents its operations in the way it believes will be most meaningful, representative, and most transparent. That presentation includes the use of certain non-GAAP financial measures. The reconciliations of such measures to the most comparable GAAP measures in accordance with Regulation G are included within the relevant tables or in the Second Quarter 2012 Financial Supplement available in the Investor Information section of AIG’s website, www.aig.com.

AIG believes that After-tax operating income permits a better assessment and enhanced understanding of the operating performance of its businesses by highlighting the results from ongoing operations and the underlying profitability of its businesses. After-tax operating income excludes income (loss) from discontinued operations, net loss on sale of divested businesses, net income from divested businesses, legacy FIN 48 items, litigation reserves, deferred income tax valuation allowance charges and releases, amortization of the FRBNY prepaid commitment fee asset, changes in fair value of SunAmerica’s fixed income securities designated to hedge living benefit liabilities, change in benefit reserves, DAC, value of business acquired and sales inducement assets related to net realized capital gains (losses), net realized capital gains (losses), and non-qualifying derivative hedging gains (losses), excluding net realized capital gains (losses). See page 9 for the reconciliation of Net income attributable to AIG to After-tax operating income.

Additionally, in some cases, revenues, net income, operating income and related rates of performance are shown exclusive of the effect of tax benefits not obtained for losses incurred, the recognition of other-than-temporary impairments, restructuring related activities, partnership income, other enhancements to income, credit valuation adjustments, unrealized market valuation gains (losses), the effect of catastrophe-related losses and prior year development, change in discount, asbestos losses, returned or additional premiums related to prior year development, foreign exchange rates, and aircraft impairments.

In all such instances, AIG believes that excluding these items permits investors to better assess the operating performance of each of AIG’s underlying businesses by highlighting the results from ongoing operations and the underlying profitability of its businesses. AIG believes that providing information in a non-GAAP manner is more useful to investors and analysts and more meaningful than the GAAP presentation. When such measures are disclosed, reconciliations to GAAP pre-tax income are provided.

Although the investment of premiums to generate investment income (or loss) and realized capital gains or losses is an integral part of both life and general insurance operations, the determination to realize capital gains or losses is independent of the insurance underwriting process. Moreover, under applicable GAAP accounting requirements, losses can be recorded as the result of other-than-temporary declines in value without actual realization. In sum, investment income and realized capital gains or losses for any particular period are not indicative of underlying business performance for such period.

Life and retirement services production (premiums, deposits and other considerations and life insurance CPPE sales) is a non-GAAP measure which includes life insurance premiums, deposits on annuity contracts and mutual funds. AIG uses this measure because it is a standard measure of performance used in the insurance industry and thus allows for more meaningful comparisons with AIG’s insurance competitors.

In the second quarter of 2012, After-tax operating income excludes certain litigation charges, primarily related to certain existing corporate litigation matters, and certain provisions for uncertain tax positions (under FIN 48) that are not reflective of AIG’s ongoing operating results. During the first quarter of 2012, AIG revised its definition of After-tax operating income (loss) to exclude changes in the fair value of SunAmerica’s fixed income securities designated to hedge living benefit liabilities and increased benefit reserves related to net realized capital gains (losses). AIG believes that this revised measure of After-tax operating income (loss) permits a better assessment and enhanced understanding of the operating performance of its SunAmerica business by excluding from operating results the volatility associated with these hedging and capital gains taking activities. AIG believes this revised definition of After-tax operating income (loss) is a better measure of how AIG assesses the operating performance of SunAmerica’s operations.

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American International Group, Inc.

Financial Highlights*

(in millions, except share data)

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Inc. (Dec.)	2012	2011	% Inc. (Dec.)
Chartis Insurance Operations:
Net Premiums Written	$9,095	$9,167	(0.8)%	$17,915	$18,333	(2.3)%

Net Premiums Earned	8,820	9,033	(2.4)	17,508	17,684	(1.0)
Claims and claims adjustment expenses incurred	6,079	6,680	(9.0)	11,988	14,436	(17.0)
Underwriting expenses	2,958	2,712	9.1	5,917	5,210	13.6

Underwriting loss	(217)	(359)	39.6	(397)	(1,962)	79.8
Net Investment Income	1,153	1,142	1.0	2,376	2,321	2.4

Operating Income	936	783	19.5	1,979	359	451.3

Net Realized Capital Gains (Losses) (a)	23	43	(46.5)	(112)	93	—
Other income	2	—	—	4	—	—

Pre-tax Income	$961	$826	16.3	$1,871	$452	313.9

Loss Ratio	68.9	74.0		68.5	81.6
Expense Ratio	33.5	30.0		33.8	29.5

Combined Ratio	102.4	104.0		102.3	111.1

SunAmerica Financial Group Operations:
Premiums	$622	$662	(6.0)	$1,227	$1,283	(4.4)
Policy fees	674	682	(1.2)	1,365	1,366	(0.1)
Net Investment Income	2,521	2,461	2.4	5,406	5,215	3.7
Other income	—	—	—	—	—	—

Total revenues	3,817	3,805	0.3	7,998	7,864	1.7
Benefits and expenses	2,884	3,082	(6.4)	5,754	5,970	(3.6)

Operating Income	933	723	29.0	2,244	1,894	18.5

Changes in fair value of fixed income securities designated to hedge living benefit liabilities, net of interest expense	70	—	—	51	—	—
Change in benefit reserves and DAC, VOBA, and SIA related to net realized capital gains (losses)	(552)	(48)	—	(516)	(32)	—
Net Realized Capital Gains (Losses) (a)	326	91	258.2	(140)	(129)	(8.5)

Pre-tax Income	777	766	1.4	1,639	1,733	(5.4)

Aircraft Leasing Operations:
Revenues	1,123	1,118	0.4	2,276	2,256	0.9
Expenses	1,035	1,032	0.3	2,069	2,053	0.8

Operating Income	88	86	2.3	207	203	2.0

Net Realized Capital Gains (Losses) (a)	(2)	1	—	(1)	4	—

Pre-tax Income	86	87	(1.1)	206	207	(0.5)

Other Operations, Operating Income	664	114	482.5	2,986	2,251	32.7

Other Operations, Pre-tax Income (Loss) before Net Realized Capital Gains (Losses)	(55)	112	—	2,264	(1,450)	—
Other Operations, Net Realized Capital Gains (Losses) (a)	(61)	(25)	(144.0)	356	(460)	—
Consolidation and Elimination Adjustments (a)	43	28	53.6	(1)	2	—

Income from Continuing Operations before Income Tax Expense (Benefit)	1,751	1,794	(2.4)	6,335	484	—
Income Tax Expense (Benefit)	(593)	(296)	(100.3)	555	(522)	—

Income from Continuing Operations	2,344	2,090	12.2	5,780	1,006	474.6
Income (Loss) from Discontinued Operations, net of tax	(5)	(37)	86.5	8	2,548	(99.7)

Net Income	2,339	2,053	13.9	5,788	3,554	62.9
Less:
Net Income from Continuing Operations Attributable to Noncontrolling Interests:
Noncontrolling Nonvoting, Callable, Junior and Senior Preferred Interests	—	141	—	208	393	(47.1)
Other	7	64	(89.1)	40	9	—

Total Net Income from Continuing Operations Attributable to Noncontrolling interests	7	205	(96.6)	248	402	(38.3)
Net Income from Discontinued Operations Attributable to Noncontrolling interests	—	12	—	—	19	—

Total net income attributable to noncontrolling interests	7	217	(96.8)	248	421	(41.1)

Net Income Attributable to AIG	2,332	1,836	27.0	5,540	3,133	76.8

Net Income Attributable to AIG Common Shareholders	$2,332	$1,836	N/M %	$5,540	$2,321	N/M %

Financial Highlights -continued

	Three Months Ended June 30,			Six Months Ended June 30,
	2012	2011	% Inc. (Dec.)	2012	2011	% Inc. (Dec.)

Net Income Attributable to AIG	$2,332	$1,836	27.0%	$5,540	$3,133	76.8%
Adjustments to arrive at After-tax operating income attributable to AIG (amounts net of tax):
Income (Loss) from Discontinued Operations	(5)	(49)	89.8	8	2,529	(99.7)
Net Loss on Sale of Divested Businesses	—	(1)	—	(2)	(48)	95.8
Income from Divested Businesses	—	10	—	—	16	—
Legacy Fin 48 items	(331)	—	—	(331)	—	—
Litigation reserves	(467)	—	—	(467)	—	—
Deferred Income Tax Valuation allowance (charge) / release	1,277	588	117.2	1,566	59	—
Amortization of FRBNY prepaid commitment fee asset	—	—	—	—	(2,358)	—
Changes in fair value of SunAmerica's fixed income securities designated to hedge living benefit liabilities	45	—	—	33	—	—
Change in benefit reserves and DAC, VOBA and SIA related to net realized capital gains (losses)	(359)	(28)	—	(336)	(17)	—
Net Realized Capital Gains (Losses)	300	51	488.2	101	(390)	—
Non-qualifying Derivative Hedging Gains (Losses), excluding net realized capital gains (losses)	14	25	(44.0)	13	13	—

After-Tax Operating Income Attributable to AIG	$1,858	$1,240	49.8	$4,955	$3,329	48.8

Income (Loss) Per Common Share - Diluted:
Net Income Attributable to AIG Common Shareholders	$1.33	$1.00	33.0	$3.05	$1.37	122.6

After-Tax Operating Income Attributable to AIG Common Shareholders	$1.06	$0.68	56.7	$2.73	$1.96	39.1

Book Value Per Common Share on AIG Shareholders' Equity (b)				$60.58	$45.97	31.8%

Return on equity - After-tax operating income (c)	7.7%	6.6%		10.3%	9.0%

Financial Highlights - Notes

*	Including reconciliation in accordance with Regulation G.
(a)	Includes gains (losses) from hedging activities that did not qualify for hedge accounting treatment, including the related foreign exchange gains and losses.
(b)	Represents total AIG shareholders' equity divided by common shares issued and outstanding.
(c)	Computed using adjusted shareholders' equity, which excludes Accumulated other comprehensive income.